UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):		October 16, 2006

ANTICUS INTERNATIONAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Nevada	333-101420	98-0375504

(State of Organization)	(Commission File Number)	(I.R.S. Employer
Identification No.)

2175 rue de la Montagne, Suite 300
Montreal, Quebec, Canada H3G 1Z8

(Address of Principal Executive Offices)

(514) 875-5072 Extension 19

Registrants Telephone Number

(Former Name or Address of Registrant)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ANTICUS INTERNATIONAL CORPORATION

Report on Form 8-K

Section 8 – Other Events Item 8.01 Other Events

On October 16, 2006, Anticus International Corporation received notice from the NASD that we had become ineligible for quotation on the OTCBB for a period of one year; due to our having made three late filings of our periodic reports in the prior twenty four month period. Pursuant to NASD Rule 6530 (e) we were to be removed from quotation on the OTCBB, effective at the open of business on October 25, 2006. We will continue to be quoted until our procedural rights of appeal are exhausted. As of the date of this report no date for removal is set or will be until after our procedural rights are exhausted.

Anticus International Corporation has appealed this action and is awaiting a hearing on this matter. We are also preparing to file for equitable relief in civil court to prevent the NASD from removing us from quotation on the OTCBB pursuant to the new rule.

Anticus International Corporation did not receive notification from the NASD when earlier reports were filed late explaining the consequences of late filing under the new rule. The NASD advised the SEC that they would provide this notification to OTCBB issuers upon implementation of this rule. The NASD claims to have sent notification letters to us but none were received and we have contacted other issuers that have filed late and found that they have not received notices. There is no assurance that we will be successful on our appeals for relief.

We believe in the spirit of the new rule and have taken additional steps to prevent late reports from occurring in the future. In the event we are unsuccessful we will be ineligible for quotation on the OTCBB for a period of one year and will be OTC pink sheets. We will maintain our SEC reporting status and file timely so that we will be eligible for OTCBB quotation.

Anticus International Corporation believes this information is important to our shareholders and has chosen to disclose this information so that potential investors can evaluate the impact of our being ineligible for quotation on the OTCBB for a period of one year and being quoted on the OTC pink sheets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Anticus International Corporation

Date: October 24, 2006	By:	\s\ Daniel Trudeau, President

		Name:	Daniel Trudeau
		Title:	President and CEO